Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Office Properties Income Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be paid	Debt	Debt Securities	Rule 457(r)	(1)	(1)	(1)(2)	(3)	(3)
	Equity	Preferred Shares of Beneficial Interest	Rule 457(r)	(1)	(1)	(1)(2)	(3)	(3)
	Equity	Depositary Shares Representing Preferred Shares(4)	Rule 457(r)	(1)	(1)	(1)(2)	(3)	(3)
	Equity	Common Shares of Beneficial Interest, $.01 par value per share	Rule 457(r)	(1)	(1)	(1)(2)	(3)	(3)
	Other	Warrants	Rule 457(r)	(1)	(1)	(1)(2)	(3)	(3)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offset							N/A
	Net Fee Due							N/A

(1)	Not specified as to each class of securities to be registered, pursuant to General Instruction II.E. of Form S-3. An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, including under any anti-dilution provisions, or that are issued in units or represented by depositary shares. Securities registered hereunder may be sold separately or in any combination with other securities registered hereunder.

(2)	Exclusive of accrued interest, distributions and dividends, if any.

(3)	In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of the registration fee.

(4)	Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt. In the event the Registrant elects to offer to the public fractional interests in preferred shares of beneficial interest registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and preferred shares of beneficial interest will be issued to the depositary under the deposit agreement. No separate consideration will be received for the depositary shares.